Praxair, Inc. and Subsidiaries
EXHIBIT 10.02d

Praxair, Inc.

Severance Compensation Agreement

[DATE]

NAME
ADDRESS

Dear [NAME]:
The Board of Directors (the “Board”) of Praxair, Inc. (“Praxair”) recognizes that the possibility of a Change in Control of Praxair exists, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of Praxair or its majority-owned subsidiaries (hereinafter to be referred to collectively as the “Company”).
The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible Change in Control of Praxair.
In order to induce you to remain in the employ of the Company and in consideration of both your continued service to the Company and your execution of a Nondisclosure, Nonsolicitation and Noncompetition agreement in the form provide to you by Praxair, Praxair agrees that you shall receive the severance benefits set forth in this Severance Compensation Agreement (“Agreement”) in the event your employment with the Company is terminated subsequent to a Change in Control under the circumstances described below in Subsection 2a. This Agreement amends and supersedes in all respects, all prior Severance Compensation Agreements previously entered into between you and the Company.
1.Definitions.
a.    “Change in Control” means the occurrence of any one of the following events with respect to Praxair:

(i)
individuals who, on January 1, 201_, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 201_, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Praxair proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of Praxair initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;

(ii)
any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of Praxair representing 20% or more of the combined voting power of Praxair’s then outstanding securities eligible to vote for the election of the Board (the “Praxair Voting Securities”); provided, however, that the event described in this Subsection 1a(ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Praxair or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by Praxair or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in Subsection 1a(iii));

(iii)
the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Praxair or any of its subsidiaries that requires the approval of Praxair’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Praxair Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Praxair Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Praxair Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the stockholders of Praxair approve a plan of complete liquidation or dissolution of Praxair or a sale or disposition of all or substantially all of Praxair’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Praxair Voting Securities as a result of the acquisition of Praxair Voting Securities by Praxair which reduces the number of Praxair Voting Securities outstanding; provided, that if after such acquisition by Praxair such person becomes the beneficial owner of additional Praxair Voting Securities that increases the percentage of outstanding Praxair Voting Securities beneficially owned by such person, a Change in Control shall then occur.
b.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
c.    “Date of Termination” shall mean

(i)
in case your employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period),

(ii)	in case your employment is terminated due to your death, your date of death;

(iii)	in case your employment is Terminated for Cause, the date on which the Board adopts the resolution described in Subsection l of Section 1 of this Agreement

(iv)
in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than forty-five (45) days, respectively, from the date such Notice of Termination is given).

d.    “Good Reason for Resignation” shall mean, without your express written consent, any of the following:

(i)
a change in your status or position with the Company which in your reasonable judgment does not represent a promotion from your status or position immediately prior to the Change in Control, or the assignment to you of any duties or responsibilities or diminution of duties or responsibilities which in your reasonable judgment are inconsistent with your status or position with the Company in effect immediately prior to the Change in Control, it being understood that any of the foregoing in connection with termination of your employment due to your death or Total Disability or your Termination for Cause shall not constitute Good Reason for Resignation;

(ii)
a reduction by the Company in the annual rate of your base salary as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, unless such reduction is part of a policy, program or arrangement that is applicable on a nondiscriminatory basis to you and other similarly situated executives employed by the Company or its successors;

(iii)
the Company relocates your principal office to a location where the distance between your primary residence and your new principal office is more than 50 miles greater than the distance between your primary residence and your principal office location as of the date immediately prior to the Change in Control;

(iv)
the failure by the Company to continue in effect compensation or benefit plans in which you participate, which in the aggregate provide you compensation opportunities and benefits at least substantially equivalent to those prior to the Change in Control, but excluding any reduction in compensation opportunities and/or benefits that is part of a policy, program or arrangement that is applicable on a nondiscriminatory basis to you and other similarly situated executives employed by the Company or its successors;

(v)
the failure of the Company to obtain a satisfactory agreement from any Successor (as defined in Subsection 4a hereof) to assume and agree to perform this Agreement, as contemplated in Subsection 4a hereof;

(vi)
any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements hereof; for purposes of this Agreement, no such purported termination shall be effective for any purpose except to constitute a Good Reason for Resignation.

Notwithstanding the foregoing, Good Reason for Resignation shall not exist unless you provide the Company with a Notice of Termination not later than 60 days after the occurrence of the event giving rise to your Good Reason for Resignation and the Company fails to remedy such condition to your reasonable satisfaction within 30 days of such notice.
e.    “Incentive Compensation” means any compensation, variable compensation, incentive compensation, bonus or award paid or payable under an Incentive Compensation Plan.
f.    “Incentive Compensation Plan” shall mean any plan, program or arrangement for the payment of variable compensation, bonus, benefits or awards maintained by the Company,

in which awards are paid in cash including, but not limited to, the 2002 Praxair, Inc. Variable Compensation Plan, or any successor plan thereto, in which you are eligible to participate.
g.    “Notice of Termination” shall mean a written notice as provided in Section 9 hereof.
h.    “Pension Plan” shall mean the Praxair Pension Plan, as it may be amended prior to a Change in Control.
i.    “Pension Program” shall mean the Pension Plan plus any excess or supplemental pension plans maintained by the Company.
j.    “Account-Based Participant” shall mean a participant in the Pension Plan accruing an Account-Based benefit under the Pension Plan.
k.    “Traditional-Design Participant” shall mean a participant in the Pension Plan accruing a benefit under the Pension Plan other than an Account-Based benefit.
l.    “Termination for Cause” shall mean termination of your employment upon your willfully engaging in conduct demonstrably and materially injurious to the Company, monetarily or otherwise, provided that there shall have been delivered to you a copy of a resolution duly adopted by the unanimous affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth and specifying the particulars thereof in detail.
For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of the Company.
m.    “Total Disability” shall mean that based on objective medical evidence, as the result of an illness or injury, you cannot perform the essential functions of your regular job for a period of six months or more, with or without an accommodation; and you are under the “regular and appropriate care” of a physician. “Regular and Appropriate Care” means that you are being treated by a physician as often as is medically required, and are receiving care that conforms to generally accepted medical standards for treating the sickness or injury; is consistent with the stated severity of the medical condition to effectively treat this illness or injury; and is provided by a physician whose specialty or experience is the most appropriate for the disability according to generally accepted medical practices.
n.    “Variable Compensation Year” means a calendar or fiscal plan year of any Incentive Compensation Plan.

2.    Compensation Upon Termination. Following a Change in Control, you shall be entitled to the following benefits:
a.    Termination Benefits. If, during the term of this Agreement (as defined in Section 3), your employment by the Company is terminated subsequent to a Change in Control and under circumstances that would qualify as a “separation from service” under Code Section 409A, (a) by the Company other than a Termination for Cause, or (b) by you with Good Reason for Resignation, then you shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

(i)
Accrued Salary. The Company shall pay you within the timeframe required under applicable law, your full base salary and vacation pay accrued through your Date of Termination at the rate in effect at the time the Notice of Termination is given (or at the rate in effect immediately prior to the Change in Control, if such amounts was higher).

(ii)
Accrued Incentive Compensation. The Company shall pay you, not later than thirty (30) days following your Date of Termination, the amount of your accrued Incentive Compensation, determined as the sum of:

(a) if your Date of Termination is after the end of a Variable Compensation Year, but before Incentive Compensation for said Variable Compensation Year has been paid, the Company shall pay you as Incentive Compensation for that Variable Compensation Year an amount equal to your actual Incentive Compensation payment for such Variable Compensation Year, determined using both your and the Company’s actual performance for such Variable Compensation Year, but in no event shall your individual performance factor for purposes of such determination, if applicable, be less than 1.0; plus
(b) if your Date of Termination is other than the first day of a Variable Compensation Year, the Company shall pay you, as Incentive Compensation for the Variable Compensation Year in which your Date of Termination occurs, an amount equal to your target Incentive Compensation payment for such Variable Compensation Year (or if higher, your target Incentive Compensation payment for the year in which the Change in Control occurred), multiplied by a fraction, the numerator of which is the total number of days which have elapsed in the current Variable Compensation Year to your Date of Termination, and the denominator of which is three hundred sixty-five (365).
If there is more than one Incentive Compensation Plan, your accrued Incentive Compensation under each Plan shall be determined individually.

(iii)
Insurance Coverage. The Company shall arrange to provide you (and your dependents, if applicable) with life, accident and health insurance benefits substantially equivalent to those which you are receiving or entitled to receive immediately prior to the Change in Control. Such insurance benefits shall be provided to you for the longer of (x) twenty four (24) months after your Date of Termination, or (y) the period during which such insurance benefits would have been provided to you, as a terminated employee, under the applicable life insurance, medical, health and accident plans of the Company in effect immediately prior to the Change in Control. Benefits provided pursuant to this Subsection for the first twenty four (24) months after your Date of Termination shall be provided at no cost to you and any benefits provided after such twenty four (24) month period shall be provided to you on the same financial terms and conditions as provided for under the respective plans.
Should it be determined that any of the medical benefits to be provided to you under this Subsection 2a(iii) could be included in your gross income for federal, state or local tax purposes, then the following shall apply:
(a) If you are at least age 48 with at least eight (8) years of service with the Company on your Date of Termination, then you shall participate in the Company’s retiree medical benefit plans as if you retired from the Company on your Date of Termination with eligibility for such plans, except that the Company shall provide such medical coverage at no cost to you for two (2) years following your Date of Termination and thereafter, you shall participate therein on the same terms as other retired employees (to the extent these benefits are provided by the Company’s self-insured plan, any reimbursements for claims incurred shall be made as soon as practicable, but in no event can they be made later than the end of the calendar year following the calendar year in which the claim was incurred);
(b) If you are not at least age 48 or do not have at least eight (8) years of service upon your Date of Termination, you will no longer continue to participate in the Company’s medical benefit plans, except for COBRA, and (i) if you elect to receive COBRA benefits, the Company shall provide you with such benefits at no cost to you for the first eighteen (18) months following your loss of medical coverage, and thereafter, (ii) the Company shall, for the subsequent six (6) months, purchase for you, at its cost, a policy of medical insurance providing benefits substantially similar to the benefits you would have received under the Company’s medical benefit plans.

(iv)	Retirement Benefits.

A.	If you are a Traditional-Design Participant, the provisions of this Subsection 2a(iv)A shall apply to you.
The Company shall pay you, at the time you are entitled to be paid a retirement pension under the Pension Program, a retirement pension equal to the greater of (x) an amount computed in accordance with the terms of the Pension Program in effect immediately prior to the Change in Control and as if those terms were in effect on your Date of Termination, or (y) an amount computed in accordance with the terms of the Pension Program in effect immediately prior to your Date of Termination, in either case less the amount of retirement pension actually to be paid to you under the Pension Program. In computing the amounts of your retirement pension under clauses (x) and (y) of this Subsection, two (2) years shall be added to your actual age and to your actual Company service credit under the Pension Program so that your retirement pension under clauses (x) and (y) will be the amount it would have been if you had been two (2) years older than you actually were, and had two (2) years more Company service credit than you actually had, on your Date of Termination.
If for any reason, the benefits under this Subsection cannot be paid under the tax-qualified portion of the Pension Program, the Company shall pay such benefits to you in a lump sum, not later than thirty (30) days after your Date of Termination, calculated under such one of the following options as would produce the highest lump sum payment: (a) calculated under the same factors (interest rate and mortality) as lump sum payments were made under the Company’s Supplemental Retirement Income Plans and Equalization Benefit Plan in effect immediately prior to a Change in Control; (b) calculated under the same factors (interest rate and mortality) as total lump sum payments are made under the Company’s Supplemental Retirement Income Plans and Equalization Benefit Plan, or other similar plans, as in effect on your Date of Termination; or (c) calculated under the same factors (interest rate and mortality) as lump sum payments would have been calculated under the Company’s Supplemental Retirement Income Plans and Equalization Benefit Plan on your Date of Termination, if such factors were determined using the same methodology as such plans used prior to the Change in Control.

B.	If you are an Account-Based Participant the provisions of this Subsection 2a(iv)B shall apply to you.
To provide benefits to you which are equivalent to the benefits you would have received under the Pension Program for the two (2) years following your Date of Termination, the Company shall pay you an amount equal to four percent (4%) of your Compensation (as defined in the Pension Plan but without regard to the limitations of Code Section 401(a)(17) and including amounts deferred by you under any Praxair compensation deferral program) paid for the year prior to the Change in Control or the year prior to your Date of Termination, whichever is greater, multiplied by two (2). Such amount shall be paid to you not later than the thirtieth (30th) day following your Date of Termination.

(v)
Severance Payment. The Company shall pay as severance pay to you, not later than the thirtieth (30th) day following your Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to two (2) times the sum of the following:

(a) the greater of your annual base compensation which was payable to you by the Company immediately prior to your Date of Termination and your annual base compensation which was payable to you by the Company immediately prior to a Change in Control, whether or not such annual base compensation was includible in your gross income for federal income tax purposes; plus
(b) the amount of your target Incentive Compensation payment for the Variable Compensation Year in which the Change in Control occurs, or if higher, your target Incentive Compensation payment for the Variable Compensation Year in which your Date of Termination occurs.

(vi)	Excise Tax.
(a)    For purposes of this Subsection 2a(vi), the following terms shall have the following meanings:

(I)
Payment shall mean any payment or distribution (or acceleration of benefits) by the Company to or for your benefit (whether paid or payable or distributed or distributable (or accelerated) pursuant to the terms of this Agreement or otherwise). In addition, Payment shall mean the amount of income deemed to be received by you as a result of the acceleration of the exercisability of any of your options to purchase stock of the Company or the acceleration of the lapse of any restrictions on performance stock or restricted stock of the Company held by you or the acceleration of any payment from any deferral plan of the Company.

(II)	Excise Tax shall mean the excise tax imposed by Section 4999 of the Code.
(b)In the event it shall be determined that the amount of any Payments payable to you would constitute an “excess parachute payment,” within the meaning of Section 280G of the Code, subject to the Excise Tax, then the amount of the Payments payable to you under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to you is subject to the Excise Tax, but only if the effect of such Reduction would be to place you in a better after-tax economic position than you would have been in had no such Reduction been effected. In the event a Reduction is required, the payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you until the Reduction is achieved.

(c)    All determinations required to be made under this Subsection 2a(vi), including whether and when an Excise Tax or a Reduction is required and the amount of such Excise Tax or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting or actuarial consulting firm that is retained by the Company (the “Firm”) which shall provide detailed supporting calculations both to the Company and to you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In no event may the Firm retained by the Company be serving as accountant, auditor or consultant for the individual, entity or group affecting the Change in Control. All fees and expenses of the Firm shall be borne solely by the Company. If the Firm determines that no Excise Tax is payable by you, you may request the Firm to furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Firm shall be binding upon the Company and you.

(vii)
No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after your Date of Termination, provided, however, should you become reemployed in a job which (a) offers medical plan benefits which are equal to or greater than the medical plan benefits provided to you under Subsection 2a(iii), and (b) such medical plan benefits are offered to you at no cost, you shall no longer be eligible to receive medical plan benefits under this Agreement.

(viii)
Six Month Delay. Notwithstanding any provision of this Agreement to the contrary, and only to the extent necessary to comply with Section 409A of the Code, if, as of your Date of Termination, you are considered a Specified Employee (as such term is defined in Section 409A of the Code) the payments due you which are described in Subsections 2a(ii), 2a(iii), 2a(iv), and 2a(v) shall not be paid until the expiration of the six month period immediately following your Date of Termination (the “Delay Period”) and, at the conclusion of such Delay Period, any amounts that would have been payable during such Delay Period under these Subsections but for this Subsection 2a(viii), shall be paid in a single sum.

b.    Payments While Disabled. During any period prior to your Date of Termination and during the term of this Agreement (as defined in Section 3) that you are unable to perform your full‑time duties with the Company, whether as a result of your Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period (reduced by the amount of any short term disability or salary continuation benefits payable on account of your disability under any Company plan, program or arrangement), together with all other compensation and benefits that are payable or provided under the Company’s benefit plans, including its disability plans. After your Date of Termination, your benefits shall be determined in accordance with the Company’s Pension Program, insurance and other applicable programs. The compensation and benefits, other than salary, payable or provided pursuant to this Subsection 2b shall be the greater of (x) the amounts computed under the Pension Program, disability benefit plans, insurance and other applicable programs in effect immediately prior to the Change in Control and (y) the amounts computed under the Pension Program, disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.
c.    Payments if Terminated for Cause or by You Without Good Reason for Resignation. If, during the term of this Agreement (as defined in Section 3), your employment by the Company shall be Terminated for Cause or by you other than with Good Reason for Resignation, the Company shall pay you within the timeframe required under applicable law, your full base salary and accrued vacation pay through your Date of Termination, at the rate in effect at the time Notice of Termination is given. Thereafter the Company shall have no further obligation to you under this Agreement. Any other benefits due to you and/or beneficiaries shall be determined in accordance with the Company’s Pension Program and other applicable retirement, benefit and insurance programs, then in effect.
d.    After Death. If, during the term of this Agreement (as defined in Section 3), your employment by the Company is terminated by reason of your death, the Company shall pay to your estate within the timeframe required under applicable law, your full base salary and accrued vacation pay through your Date of Termination, at the rate then in effect. Any other benefits due to you, your estate and/or beneficiaries shall be determined in accordance with the Company’s Pension Program and other applicable retirement, benefit and insurance programs, then in effect.
e.    Payments Conditioned Upon Release. In addition to all other requirements set forth in this Agreement, as a condition of receiving the termination benefits described in Subsections 2a and 2b (other than the payment of accrued salary under Subsection 2a(i)) you must first sign a general release in the form attached hereto as Exhibit A (or such other mutually acceptable form), which shall be provided to you no later than two (2) days after your Date of Termination and must be executed by you, become effective and not be revoked by you by the twenty-eighth (28th) day following the date you receive such general release. If such release does not become effective within that timeframe or you revoke such release or otherwise repudiate it or breach its terms at any time, all termination benefits payable under Subsections 2a (other than accrued salary under Subsection 2a(i)) and 2b shall be suspended and you shall immediately repay to the Company any such termination benefits that were previously paid to you or on your behalf. Such suspended/repaid termination benefits shall only be paid if they are found to be payable by a final decision of a court. In the absence of such a finding, the suspended/repaid termination benefits shall be forfeited. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  In addition, to the extent payments under this Agreement that are contingent upon your execution of the general release described above constitute deferred compensation for purposes of Section 409A and your execution period for the general release shall commence in one tax year and end in the subsequent tax year, such payments under this Agreement shall be made solely in the subsequent tax year.
3.    Term of Agreement. This Agreement shall become effective as of [INSERT], 201_, if, and only if, you have executed and returned to Praxair the Nondisclosure, Nonsolicitation and Noncompetition agreement previously provided to you, and shall thereafter continue in effect through December 31, 201_; provided, however, that commencing on January 1, 201_ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or you shall have given notice that it or you do not wish to extend this Agreement. Notwithstanding any such notice by the Company or you not to extend this Agreement, if a Change in Control shall have occurred:
(a) during the original or extended term of this Agreement or,
(b) after this Agreement has been terminated, but within twelve months after such notice to terminate the Agreement is given by the Company, the attempted termination of the Agreement shall be deemed ineffective and this Agreement shall continue in effect. In any event, the term of this Agreement shall expire on the second (2nd) anniversary of the date of the Change in Control. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate immediately if your employment is terminated by you or the Company prior to a Change in Control, or if your position is changed prior to a Change in Control so that you are no longer an officer of the Company entitled by virtue of your position to have this Agreement and, in either case, the provisions of subsection (b) of this Section 3 shall not be applicable.
4.    Successors; Binding Agreement.
a.    Successors of the Company. The Company will require any Successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree, by an agreement in form and substance reasonably satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assent at least five business days prior to the time a person becomes a Successor (or where the Company does not have at least five business days advance notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason for Resignation by you and, if a Change in Control has occurred or thereafter occurs, shall entitle you immediately to the benefits provided in Subsection 2a hereof upon delivery by you of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. For purposes of this Agreement, “Successor” shall mean any person that purchases all or substantially all of the assets of the Company or the Surviving Corporation (and Parent Corporation, if applicable) or obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of voting securities of the Company or by acquisition of rights to vote voting securities of the Company or otherwise, including but not limited to any person or group that acquires the beneficial ownership or voting rights described in Subsection 1a(ii).
b.    Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
5.    Relationship to Other Agreements. To the extent that any provision of any other agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
6.    Nature of Payments. All payments to you under this Agreement shall be considered either payments in consideration of your continued service to the Company or severance payments in consideration of your past service to the Company.
7.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
9.    Notice. Any purported termination of your employment by the Company or by you following a Change in Control shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of Praxair or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
10.    Fees and Expenses. Praxair shall pay all reasonable legal fees and related expenses incurred by you as a result of your termination following a Change in Control or by you in seeking to obtain or enforce any right or benefit provided by this Agreement (including all reasonable fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice in connection therewith); provided that such fees are incurred no later than the end of the second calendar year after the year of your Date of Termination. Any such payments will be made as soon as practicable but in no event can they be made later than the end of the calendar year following the calendar year in which the fee or expense was incurred.
11.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 2, 4, 5, 6, 10 and 11 of this Agreement shall survive termination of this Agreement.
12.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.
14.    Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both you and the Company.
15.    Duplicate Payments. If the national laws of any country require any payments to you by the Company or any of its subsidiaries or affiliates as a result of your termination due to a Change in Control, the amount of any such payment shall be deducted from any payment due to you under this Agreement. It is expressly stated as the Company’s intent under this Agreement that the amount you receive from the Company as a result of your termination due to a Change in Control shall be limited to the amount calculated as provided in this Agreement. This Section does not limit your ability, without offsetting reductions to the Company’s payment obligation, to receive government payments for which you may be eligible as a result of the termination of your employment.
16.    Tax Withholding. The Company shall withhold from all amounts payable under this Agreement any federal, state, local or other taxes that the Company, in its sole discretion, determines to be appropriate under applicable law.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
PRAXAIR, INC.

By:
[NAME]
__________________________________
Title:    [TITLE]

Agreed to this __ day
of __________, 201_

(signature)

EXHIBIT A

GENERAL RELEASE

1.In consideration of the promises and termination benefits payable pursuant to the Praxair, Inc. Severance Compensation Agreement between me and Praxair, Inc., and dated as of [INSERT], 201_, I, [INSERT NAME], for myself and on behalf of my heirs, assigns, successors, executors and administrators, hereby fully and irrevocably release and discharge Praxair, Inc., its predecessors, successors, parents, affiliates, divisions and subsidiaries and, in their capacities as such, all of their present, past, and future directors, officers, employees, representatives, attorneys, insurers, reinsurers, agents and assigns (collectively, “Praxair”), from any and all manner of claims, complaints, causes of action, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including attorney’s fees and costs), of every kind, either at law or in equity, whether known or unknown, suspected or unsuspected, relating to my employment or separation from employment with Praxair, arising at any time up to and including the date of the execution of this General Release. This includes any claims under any federal, state, local or municipal law, regulation or decision, including, but not limited to, claims arising under Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts, as well as any common law claims, including but not limited to claims for discrimination, retaliation, wrongful discharge, breach of contract, infliction of emotional distress, defamation, negligent hiring and/or supervision, or any allegation or claim arising under any policies, practices or procedures of Praxair, or any public policy. It is expressly agreed and understood that this release is a GENERAL RELEASE.

2.I acknowledge that:

(a)	I have read this document, and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this release.

(b)	The consideration for this release is in addition to anything of value to which I already am entitled.

(c)	I have had the opportunity to seek and have consulted with legal counsel prior to signing this release.

(d)
I have been given at least 21 days to consider the terms of this release before signing it. In the event that I sign this release before the expiration of the 21-day period, I acknowledge that I have freely chosen to waive the 21-day period.

3.I understand that if I sign this release, I can change my mind and revoke it within seven days after signing it by sending a written revocation notice by overnight and certified mail to:
Praxair, Inc.
Vice President Human Resources
39 Old Ridgebury Rd.
Danbury, CT 06810

EXHIBIT A

I have read and understand the General Release set forth above and agree to be bound by its terms.

Signature:___________________________________
Name:     ___________________________________

Date: ______________________________________